                                                                    EXHIBIT 23.5

October 18, 2007

Mr. Gary Yeung
Chief Financial Officer
Agria Corporation
17/F, Dutyfree Business Building,
Fuhua First Road,
CBD, Futian District, Shenzhen, China

SUBJECT: WRITTEN CONSENT TO REFERENCE SALLMANNS (FAR EAST) LIMITED IN SEC FILINGS OF AGRIA CORPORATION

Dear Mr.Yeung,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of Agria Corporation (the "Company") in the Company's Registration Statement on Form F-1 (together with any amendments thereto, the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company and our valuation reports were only used as part of the Company's analysis in reaching their conclusion of value.

Yours sincerely,
For and on behalf of
SALLMANNS (FAR EAST) LIMITED

/s/ Simon M.K. Chan
----------------------------
Simon M.K. Chan
Director